SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 22, 2004

UNITED RENTALS, INC.

UNITED RENTALS (NORTH AMERICA), INC.

(Exact name of Registrants as Specified in their Charters)

Delaware	001-14387	06-1522496
Delaware	001-13663	06-1493538
(States or Other Jurisdictions of Incorporation)	(Commission file Numbers)	(IRS Employer Identification Nos.)

Five Greenwich Office Park, Greenwich, Connecticut	06830
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code (203) 622-3131

Item 5.    Other

On January 22, 2004, we issued the press release attached hereto as exhibit 99.1. The press release contains information concerning (i) our offering of $1 billion of senior notes and $375 million of senior subordinated notes and (ii) our plan to replace our existing senior secured credit facility with a new senior secured credit facility.

As described in the press release, we expect to use the proceeds from the note offerings, together with funds expected to be available under the new credit facility, to: (i) redeem $300 million principal amount of outstanding 9 1/4% Senior Subordinated Notes due 2009, (ii) repay $639 million of term loans and approximately $52 million of other borrowings outstanding under our existing credit facility, (iii) repurchase up to $860 million principal amount of outstanding 10 3/4% Senior Notes due 2008 pursuant to our previously announced tender offer for such notes, (iv) redeem $250 million principal amount of outstanding 9% Senior Subordinated Notes due 2009 and (v) pay related redemption and repurchase premiums and transaction costs. In connection with the foregoing, we estimate that we will incur aggregate charges in the range of $176 million to $185 million attributable to (a) the write-off of previously capitalized costs relating to the debt being refinanced and (b) the redemption or repurchase premium for the notes to be redeemed or repurchased.

Exhibit

99.1	Press release of United Rentals, Inc., dated January 22, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 22st day of January, 2004.

UNITED RENTALS, INC.

By:	JOHN N. MILNE

	Name:	John N. Milne
	Title:	President and Chief Financial Officer

UNITED RENTALS (NORTH AMERICA), INC.

By:	JOHN N. MILNE

	Name:	John N. Milne
	Title:	President and Chief Financial Officer

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